Exhibit 3.1

WELLS TIMBERLAND REIT, INC.

ARTICLES SUPPLEMENTARY

WELLS TIMBERLAND REIT, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 5.4 of the charter of the Corporation, as amended (the “Charter”), the Board of Directors, by resolutions duly adopted on August 28, 2008, has duly classified and designated 15,000 of the authorized and unissued shares of its preferred stock, $0.01 par value per share (“Preferred Stock”), as shares of Series B Preferred Stock.

SECOND: The terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualification and terms and conditions of redemption of the shares of Series B Preferred Stock as set by the Board of Directors are as follows:

1. Number of Shares and Designation. This series of preferred stock shall be designated as Series B Preferred Stock and the number of shares which shall constitute such series shall be 15,000 shares, par value $0.01 per share, which number may be decreased (but not below the aggregate number thereof then outstanding and/or which have been reserved for issuance) from time to time by the Board of Directors and is hereafter in these Articles Supplementary called the “Series B Preferred Stock”. Each share of Series B Preferred Stock shall be identical in all respects to each other share of Series B Preferred Stock. With respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, the Series B Preferred Stock shall rank on a parity with any class or series of the equity securities of the Corporation if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the holders of the Series B Preferred Stock are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other (“Parity Stock”), which Parity Stock shall expressly include the Corporation’s Series A Preferred Stock, $0.01 par value per share.

2. Dividends.

2.1 Accrual of Dividends. From and after the date of the issuance of any shares of Series B Preferred Stock, dividends at the rate per annum of Eight and One-Half Percent (8.5%) of the Series B Issue Price (as defined below), shall accrue daily on such shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization or action with respect to or affecting the Series B Preferred Stock) (the “Accruing Dividends”). The “Series B Issue Price” shall mean $1,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

2.2 Payment of Dividends. Accruing Dividends shall be payable, when, as and if authorized by the Board of Directors and declared by the Corporation, in arrears, on

September 30, 2010 and on each subsequent anniversary of September 30, 2010 (each, a “Dividend Payment Date”) to the holders of record of the Series B Preferred Stock, as they appear on the stock records of the Corporation on the relevant record date. The first dividend period shall begin on the date of issuance of the Series B Preferred Stock and end on the day immediately preceding September 30, 2010, and each subsequent dividend period shall begin on the last Dividend Payment Date and end on the day immediately preceding the next Dividend Payment Date (each such period, a “Dividend Period”); provided, that the Board of Directors shall have the right to authorize a dividend payable for a period less than a calendar year, and the Dividend Payment Date for such lesser period shall be the date authorized by the Board of Directors and declared by the Corporation and the subsequent dividend period shall begin on such Dividend Payment Date and end on the day immediately preceding the next scheduled Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be authorized by the Board of Directors and paid at any time, without reference to any regular Dividend Payment Date, to holders of record as of such record date as may be fixed by the Board of Directors. Accrued but unpaid dividends on the Series B Preferred Stock shall accumulate on each Dividend Payment Date. Except as set forth in this Section 2, Section 3.1 and Section 6, the Corporation shall be under no obligation to pay Accruing Dividends.

2.3 Dividends on Common Stock. Notwithstanding any other provision of this Section 2, the Board of Directors may authorize and the Corporation may declare and pay such dividends and distributions on Common Stock of the Corporation from time to time out of any funds legally available therefor, and the holders of the Series B Preferred Stock shall not be entitled to participate in any such dividends, whether payable in cash, stock or otherwise.

2.4 Dividends on Parity Stock. So long as any of the shares of Series B Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation, in each case with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid on the Series B Preferred Stock, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, in each case for all Dividend Periods terminating on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends on the Series B Preferred Stock and any class or series of Parity Stock are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Series B Preferred Stock and all dividends declared upon any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

3. Liquidation, Dissolution or Winding Up.

3.1 Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any Parity Stock), and before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series B Issue Price, plus an amount equal to any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock and any Parity Stock the full amount to which they shall be entitled under this Subsection 3.1, the holders of shares of Series B Preferred Stock and any Parity Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series B Preferred Stock shall not be added to the Corporation’s total liabilities.

3.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock and any other series of Preferred Stock of the Corporation ranking, as to liquidation, senior to the Common Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

4. Voting.

4.1 General. Except as set forth herein or in the Charter, the holders of the Series B Preferred Stock shall not have any voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

4.2 Series B Preferred Stock Protective Provisions. The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, and shall not permit any subsidiary to, do any of the following without (in addition to any other vote required by law or the Charter) the written consent or affirmative vote of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a) create, or authorize the creation of, or issue, grant or obligate itself to issue or grant, by reclassification or otherwise, shares of any class or series of capital stock senior to the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock, regardless of whether any such creation, authorization, issuance or increase shall be by means of a resolution of the Board of Directors, Articles Supplementary, Articles of Amendment to the Charter, merger, consolidation, reclassification or otherwise;

(b) amend, alter or repeal any provision of the Charter which would impair, circumvent or adversely affect the rights, preferences or privileges of the Series B Preferred Stock; or

(c) amend the provisions of this Section 4.

4.3 Votes Per Share of Series B Preferred Stock. For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Series B Preferred Stock shall have one vote per share.

4.4 No Vote on Redemption. Nothing contained in this Section 4 shall require a vote of the holders of the Series B Preferred Stock in connection with the redemption, purchase or other acquisition by the Corporation of shares of stock of the Corporation not in violation of these Articles Supplementary.

5. Conversion. Holders of Series B Preferred Stock shall not have the right to convert all or any portion of such shares into shares of Common Stock or any other class or series of Preferred Stock.

6. Redemption.

6.1 Redemption. The Corporation shall have the right to redeem, from time to time, on one or more dates fixed by the Corporation (each, a “Redemption Date”), and out of funds legally available therefor, all or any portion of the shares of Series B Preferred Stock at a price equal to the Series B Issue Price per share, plus all Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Redemption Price”). In the event that less than all outstanding shares of Series B Preferred Stock are to be redeemed, such shares shall be redeemed from all holders of Series B Preferred Stock on a pro rata basis.

6.2 Redemption Notice. Written notice of the redemption (the “Redemption Notice”) shall be sent to each holder of record of Series B Preferred Stock not less than 10 nor more than 30 days prior to the Redemption Date. The Redemption Notice shall state:

(a) the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; and

(b) the Redemption Date and the Redemption Price.

6.3 Payment. On the Redemption Date, the Redemption Price for such shares shall be payable to the order of the person whose name appears as the holder of such shares in the stock records of the Corporation. In the event less than all of the shares of Series B Preferred Stock held by a holder are redeemed, the Corporation shall enter into its stock records that such holder holds the number of unredeemed shares of Series B Preferred Stock.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price.

7. Redeemed or Otherwise Reacquired Shares. All shares of Series B Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class or series, and subject to applicable limitations set forth in the Charter may thereafter be reissued as shares of any series of Preferred Stock; provided that no reacquired shares of Series B Preferred Stock shall be reissued as Series B Preferred Stock so long as any shares of Series B Preferred Stock remain issued and outstanding.

8. No Impairment. The Corporation shall not, by amendment of its Charter (by merger, consolidation or otherwise) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or otherwise, or by agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation under its Charter, but shall at all times in good faith assist in the carrying out of all the provisions set forth in its Charter and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the shares of Series B Preferred Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the shares of Preferred Stock under the circumstances contemplated herein. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation under the Charter with respect to the shares of Series B Preferred Stock.

9. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least sixty percent (60%) of the shares of Series B Preferred Stock then outstanding.

10. Notices. Any notice required or permitted herein to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Maryland General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

THIRD: The Series B Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH: The undersigned Executive Vice President and Secretary of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Executive Vice President and Secretary acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

SEVENTH: The Board of Directors of the Corporation adopted a resolution authorizing the Senior Vice President of the Corporation to attest these Articles Supplementary.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Executive Vice President and attested to by its Senior Vice President on this 28th day of August, 2008.

WITNESS:	WELLS TIMBERLAND REIT, INC.

/s/ Randall D. Fretz	By:	/s/ Douglas P. William
Randall D. Fretz		Douglas P. Williams
Senior Vice President		Executive Vice President and Secretary

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